UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2011

NEW GENERATION BIOFUELS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-34022	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 Waterloo Road, Suite 140
Columbia, Maryland 21045
(Address of principal executive offices)(Zip Code)

(410) 480-8084
 (Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 1.01                Entry into Material Definitive Agreements

Second Amendment to Secured Convertible Promissory Note

On May 17, 2011, New Generation Biofuels Holdings, Inc. (the “Company”) entered into a Second Amendment to Secured Convertible Promissory Note (the “Amendment”), which amended each of the Secured Convertible Promissory Notes given by the Company on February 1, 2011, as amended (the “Notes”), to four (4) investors (each, an “Investor,” collectively, the “Investors”).  The purpose of the Amendment was to allow the Investors to elect the form of the monthly payments, whether in cash, common stock of the Company, or a combination of both.  The full text of the form of Notes was attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 7, 2011.

Also on May 17, 2011, the Company entered into an Allonge to Secured Convertible Promissory Note (the “Allonge”) with Alpha Capital Anstalt, an Investor (“Alpha”), pursuant to which the parties increased the principal amount of the Note between the Company and Alpha by $50,000.  After giving effect to the Allonge, the current outstanding principal amount of the Alpha Note is $975,000.  Other than the principal amount due under the Alpha Note, the Allonge did not affect any key terms of the Alpha Note.

Deferral of PTJ License Agreement Fee

On May 20, 2011, the Company received an extension until March 20, 2012 of the $1.0 million payment due under the Exclusive License Agreement dated March 20, 2006, as amended, between PTJ Bioenergy Holdings, Ltd. and the Company.

Item 9.01                Financial Statements and Exhibits

(a)           Financial statements:  None.

(b)           Pro forma financial information:  None.

(c)           Shell Company Transactions:  None.

(d)           Exhibits:  None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW GENERATION BIOFUELS HOLDINGS, INC.

Date: May 23, 2011	By:	/s/ Dane R. Saglio
Dane R. Saglio
Chief Financial Officer